Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES REPORTS
IMPROVED THIRD QUARTER RESULTS

CHICAGO, Wednesday, November 7, 2007– Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported net income for the third quarter ended September 30, 2007 of $2.6 million, or $0.08 per basic and diluted share, versus $1.1 million, or $0.03 per basic and diluted share in the same period last year.  Third quarter 2007 revenues were essentially flat at $82.8 million compared to $82.3 million last year.
Operating income was $4.2 million in the 2007 third quarter, up 11% from $3.7 million in the 2006 time period, reflecting improved results in the Entertainment and Licensing businesses.  These gains were partially offset by higher Corporate Administration and Promotion expense.
Playboy Chairman and Chief Executive Officer Christie Hefner said: “The quarter demonstrated many of the trends we have seen across 2007, particularly the strength of our licensing business and its ability to drive profits.
“We believe that these same dynamics will continue for the remainder of the year.  We are again raising guidance for the Licensing Group, as we now anticipate that 2007 segment income – excluding original art sales – will be up 25 to 30% compared to last year.  Given the continued success of the Playboy venues at the Palms Casino Resort in Las Vegas, the reception to our first store in Europe, which opened in London in September, and sales of existing product lines, we remain enthusiastic about the ongoing potential of this business.  Publishing Group results in the fourth quarter are expected to be in line with the third quarter.  In the Entertainment Group, we believe that the domestic TV business has stabilized, which will contribute to the group reporting segment income in 2007 that is similar to last year.”

Entertainment
Third quarter 2007 Entertainment Group segment income was $7.2 million, up 23% from $5.8 million last year.  Revenues in the 2007 quarter were $49.6 million compared to $50.2 million in the same period last year.

Domestic television revenues declined to $17.6 million in the 2007 third quarter from $20.5 million last year as a function of a downward adjustment of previously reported revenues, which is based on revised information from a large cable operator.  Improved results from European networks and favorable foreign currency exchange rate fluctuations contributed to a 15% gain in international TV revenues to $14.3 million in the third quarter compared to last year.  In the same time periods, online/mobile revenues were flat at $15.3 million as growth in e-commerce and advertising sales this year were offset by lower revenues from paysites and mobile platforms compared to last year.

Publishing
The Publishing Group reported a segment loss in the 2007 third quarter of $1.4 million, compared to a loss of $0.8 million in last year on a 6% decline in revenues to $23.1 million.
Despite a 4% increase in third quarter 2007 advertising revenues versus last year, Playboy magazine revenues were down in the quarter due to lower newsstand and subscription circulation.  A reduction in paper and printing expense during the quarter helped offset some of the year-over-year revenue decline.
The company said that it expects Playboy magazine’s fourth quarter 2007 advertising revenues to be down 3% compared to last year, although it is projecting that combined online and print advertising sales will be up in the same period.

Licensing
The Licensing Group’s segment income increased 37% to $6.3 million from $4.6 million in the third quarter 2007 compared to the prior year on a 35% revenue increase to $10.1 million from $7.5 million.  Increased sales of consumer products and royalties from a licensing deal with the Palms Casino Resort were primarily responsible for the year-over-year revenue and profit growth.

Corporate Administration and Promotion
Third quarter 2007 Corporate Administration and Promotion expense rose to $7.9 million from $5.8 million last year reflecting the addition of certain trademark costs that previously had been capitalized as well as the timing of some expenses.

Additional information regarding third quarter 2007 earnings will be available on the earnings release conference call, which is being held today, November 7, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing 800-896-8445 (for domestic callers) or 785-830-1916 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

* * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates television networks and distributes programming globally; owns Playboy.com, a leading men's lifestyle and entertainment website; and licenses the Playboy trademark internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and wireless materials,
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c) substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, wireless, new electronic media and product licensing markets;
(11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

(13)
Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control and competition for channel space on linear television platforms or video-on-demand platforms;

(14)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;
(18)	Increases in paper, printing or postage costs;
(19)	Risks associated with certain minimum revenue amounts under certain television distribution agreements;
(20)	Effects of the national consolidation of the single-copy magazine distribution system;
(21)	Effects of the national consolidation of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies); and
(22)	Risks associated with the viability of our subscription, on demand, e-commerce and ad-supported Internet models.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	September 30,
	2007	2006
Net revenues
Entertainment:
Domestic TV	$17.6	$20.5
International TV	14.3	12.4
Online/mobile	15.3	15.4
Other	2.4	1.9
Total Entertainment	49.6	50.2
Publishing:
Domestic magazine:
Subscription	10.3	11.2
Newsstand	1.6	2.3
Advertising	6.4	6.2
Total domestic magazine	18.3	19.7
International magazine	1.9	1.7
Special editions and other	2.9	3.2
Total Publishing	23.1	24.6
Licensing:
Consumer products	8.7	6.8
Location-based entertainment	0.9	0.3
Marketing events	0.4	0.3
Other	0.1	0.1
Total Licensing	10.1	7.5

Total net revenues	$82.8	$82.3

Net income
Entertainment	$7.2	$5.8
Publishing	(1.4)	(0.8)
Licensing	6.3	4.6
Corporate Administration and Promotion	(7.9)	(5.8)

Segment income	4.2	3.8

Restructuring expenses	-	(0.1)

Operating income	4.2	3.7

Investment income	0.6	0.6
Interest expense	(1.2)	(1.5)
Amortization of deferred financing fees	(0.1)	(0.1)
Other, net	0.1	(0.2)

Income before income taxes	3.6	2.5

Income tax expense	(1.0)	(1.4)

Net income	$2.6	$1.1

Weighted average number of common shares outstanding
Basic	33,251	33,169
Diluted	33,301	33,173

Basic and diluted earnings per common share	$0.08	$0.03

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2007	2006
Net revenues
Entertainment:
Domestic TV	$58.9	$63.7
International TV	41.8	36.5
Online/mobile	45.6	44.2
Other	6.0	4.5
Total Entertainment	152.3	148.9
Publishing:
Domestic magazine:
Subscription	31.6	34.4
Newsstand	6.4	7.4
Advertising	18.4	17.3
Total domestic magazine	56.4	59.1
International magazine	5.6	5.0
Special editions and other	7.1	7.8
Total Publishing	69.1	71.9
Licensing:
Consumer products	24.9	20.5
Location-based entertainment	2.7	0.3
Marketing events	3.0	2.8
Other	1.9	0.5
Total Licensing	32.5	24.1

Total net revenues	$253.9	$244.9

Net income (loss)
Entertainment	$18.8	$18.6
Publishing	(6.1)	(4.9)
Licensing	19.5	13.0
Corporate Administration and Promotion	(20.2)	(18.7)

Segment income	12.0	8.0

Restructuring expenses	(0.1)	(2.0)

Operating income	11.9	6.0

Investment income	1.7	1.8
Interest expense	(3.7)	(4.2)
Amortization of deferred financing fees	(0.4)	(0.4)
Other, net	(0.2)	(0.3)

Income before income taxes	9.3	2.9

Income tax expense	(3.3)	(4.3)

Net income (loss)	$6.0	$(1.4)

Weighted average number of common shares outstanding
Basic	33,241	33,156
Diluted	33,281	33,156

Basic and diluted earnings (loss) per common share	$0.18	$(0.04)

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	Third Quarter Ended September 30,			Nine Months Ended September 30,

EBITDA and Adjusted EBITDA	2007	2006	% Better/(Worse)	2007	2006	% Better/(Worse)
Net Income (loss)	$ 2.6	$ 1.1	136.4	$ 6.0	$ (1.4)	-
Adjusted for:
Income Tax Expense	1.0	1.4	28.6	3.3	4.3	23.3
Interest Expense	1.2	1.5	20.0	3.7	4.2	11.9
Amortization of Deferred Financing Fees	0.1	0.1	-	0.4	0.4	-
Equity in Operations of Investments	0.2	(0.1)	-	0.2	(0.1)	-
Depreciation and Amortization	10.6	11.7	9.4	31.7	33.4	5.1
EBITDA [1]	15.7	15.7	-	45.3	40.8	11.0
Adjusted for:
Cash Investments in Television Programming	(9.1)	(8.8)	(3.4)	(26.7)	(28.3)	5.7
Adjusted EBITDA [2]	$ 6.6	$ 6.9	(4.3)	$ 18.6	$ 12.5	48.8

	Third Quarter Ended September 30,			Nine Months Ended September 30,

Financial and Operating Data	2007	2006	% Inc/(Dec)	2007	2006	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$ 9.1	$ 8.8	3.4	$ 26.7	$ 28.3	(5.7)
Programming Amortization and Online Content Expenses	$ 9.2	$ 10.9	(15.6)	$ 29.5	$ 30.6	(3.6)

Publishing
Domestic Magazine Advertising Pages	110.8	102.2	8.4	318.3	291.7	9.1

At September 30
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$ 38.6	$ 37.3	3.5	$ 38.6	$ 37.3	3.5
Long-Term Financing Obligations	$ 115.0	$ 115.0	-	$ 115.0	$ 115.0	-

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet.  In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.